Exhibit 99.1

May 2014	10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

Members and Friends:

Safety - As of May 9th, we have over 1,600 days (4.5+ years) without a lost time day accident. In April, we completed our most extensive shutdown in our history. During this five-day shutdown, we completed multiple LOTO (Lock Out Tag Outs) to protect against energized equipment, manned several CSE (Confined Space Entries) with attendants to monitor for safe acceptable air parameters, and had a Fire Watch for each and every Hot Work permit that was issued. We did all of this with ZERO injuries to any of the hundreds of contractor/employees working thousands of man-hours on-site. This shutdown was a major success; we safely completed the entire week with extraordinary activity, and also the planned projects. The end result will be improved plant reliability and plant efficiencies. We will continue to focus on safety with all our employees, contractors, and vendors.

Financials - On Thursday, May 1, 2014, we issued a press release announcing our second quarter financials for the three months ending March 31, 2014. Our quarterly Form 10-Q for this period was filed on May 6, 2014. These financials can be accessed via the “Quarter End Form 10-Q” report and the press release on our website www.sireethanol.com. Click on the Investor Relations Tab and select “SIRE’s SEC forms are available for viewing on the SEC's website- View”.  Our financial results are prepared quarterly and annually and contain our financial, operational, and statistical information. The press release related to our most recent filing can also be accessed from the Newsletter Tab by selecting “Press Releases, March 31, 2014”. The Press Release was also sent out to our newsletter mailing list by email.

Debt - Our leadership continues to work on our debt refinancing. We feel we are making good progress with the bank negotiations. Our continued profitable performance has helped with these discussions. The bank debt and subdebt have August 2014 maturities.

Operations - We produced 28.6 million gallons of denatured ethanol for the 2014 second fiscal quarter. Our denatured yield for this period was 2.77 gallons of ethanol per bushel. The good ethanol margins continued for the second quarter. We plan to run the plant at the maximum rate. We continue to experience some slowdown in the turn times for our tanker cars returns with winter weather issues. The entire rail industry is also struggling with a rail capacity issue, as the economy is heating up and the oil companies increase their inventory transported by rail.

Our five-day shutdown required all hands from all departments. Operations worked on a Foxboro update to the DCS (Distributive Control System, our computer control of the process) which included new servers, software, and hardware. Our electricians coordinated an installation of additional power distribution which will give the plant additional electrical power for future expansion. This project included shutting down the power to the entire plant; which was completed very methodically and safely. Logistics emptied one of the grain silos and the Dried Distillers silo for inspections. Production worked with various tank inspections, as required to determine the structural integrity of the tanks. Maintenance installed valves, worked on vessels, and completed new tie-ins for the CO2 plant. Our Safety Director maintained the permit documentation and our Plant Coordinator ensured proper documentation was completed for Process Safety Management. Our Engineer coordinated the schedule for contractors, work orders, and permits. We even used our scale house, probe house and administration staff to complete some of the cleaning and attendant duties. We want to thank everyone for their hard work in safely achieving all our goals.

The plant started back up over the April 26th weekend. By May 2nd we were running at full rates. Our plan is to continue at this pace for the balance of the 2014 fiscal year.

SIRE Newsletter – Volume VIII Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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Human Resources and Training – On March 21st we held our Annual Meeting. We had over 80 individuals attended including members, SIRE staff, representatives from McGladrey, our audit and tax preparation firm, and from Husch Blackwell, our legal counsel. An update on the plant and a review of our financials were presented. Our Bunge Merchandiser team provided a review on the various programs available to market corn and our byproducts. They contrasted the condition of the corn and byproducts markets over the past year. The presentation concluded with the goals for 2014. This PowerPoint presentation can be seen on our website, under the Investor Relations tab, Annual Meeting 2014, CEO/Controller Presentation.

Sunny weather brings an increase in the requests for plant tours. Recently, the Harlan High School Advanced Placement Chemistry class visited and we toured a group from our accounting firm McGladrey, as well as for Russell Hubbard, Omaha World-Herald reporter. Hubbard published a series of articles focused on ethanol and related products on April 10th and 11th, during the Nebraska Ethanol Board Conference. If you would like a tour, please contact Laura Schultz, Human Resources. We love to show off our plant.

Markets - If you would like to sell corn or purchase our byproducts (distillers’ grains, wet cake, or corn oil), please contact the Bunge Merchandising team directly at the following numbers: Kristan Barta, 712-366-8830 for corn, DDGS, and wet distillers; Dustin Ploeger, 712-366-8462 and Channing Batz, 712-366-8478 can also help you with corn sales and distillers grain purchases. You may also contact them by calling our office 712-366-0392 and asking for a merchandiser. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours.

General Manager Notes- At the risk of repeating myself; “During this past quarter SIRE has continued to generate good margins and cash flow.” This past quarter gave us many opportunities to take advantage of good corn pricing, good ethanol margins, and a continued attractive distillers grains program; both in dry and wet. This has been some of the best results the ethanol industry has ever seen. The cold and snow in the Midwest this winter gave us a renewed appreciation for our dual energy options with the steam line and our natural gas boilers. This was a great advantage this winter.

The last two months have been busy working to renegotiate our bank financing. This past six months has made a great positive impact on our financial story with the banks.

Air Products has worked hard and now is on the verge of starting up their plant. They tested their system the weekend of May 3rd, and will continue to increase their production throughout the rest of the month. At full capacity they will take about 40% of our CO2. This is another diversification opportunity for SIRE.

For anyone traveling to the plant from the north on the interstate, you will see the major interstate construction in progress. This is a multi-year project for the Iowa Department of Transportation, and includes some rail construction too. It has caused some delays, so please be careful when driving through this area. Also, this fall we anticipate the opening of the Hwy 34 Bridge, linking I-29 south of Glenwood with Hwy 75 on the NE side, just south of Papillion. This new link to southeast Nebraska will give us a new market for corn and feed byproducts.

As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Enjoy your summer.

Thank you for your support.

Brian Cahill, General Manager/CEO

Sign up to receive our Newsletter by email on the SIRE website, www.sireethanol.com

SIRE Newsletter – Volume VIII Issue 3
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.

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